UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 7, 2007
(Date of earliest event reported)

Maxim Integrated Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16538	94-2896096
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

120 San Gabriel Drive
Sunnyvale, California    94086
(Address of principal executive offices including zip code)

(408) 737-7600
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(c)    As previously announced, Alan Hale was appointed to serve as the Vice President of Finance and Interim Chief Financial Officer of Maxim Integrated Products, Inc. (the "Company") effective January 31, 2007.

(e)    On June 7, 2007, the Company and Mr. Hale entered into an agreement (the "Agreement") regarding Mr. Hale's service as the Company's Vice President of Finance and Interim Chief Financial Officer during the period starting January 31, 2007 through June 30, 2007 (the "Service Period"). Under the Agreement, Mr. Hale will receive an annual salary of $300,000, prorated for the Service Period. Mr. Hale will also be eligible to receive a one-time bonus of $394,615 on July 1, 2007 provided Mr. Hale satisfactorily completes the assignments given to him by the Chief Executive Officer as determined by the Board of Directors. In the event the Company terminates Mr. Hale's employment before June 30, 2007, then his salary would stop immediately and the one-time bonus of $394,615 would be prorated based upon the number of weeks worked and then paid to Mr. Hale. For services performed after June 30, 2007, Mr. Hale will continue to receive an annual salary at the rate specified above and be eligible for performance compensation at the discretion of the Board of Directors (or the Compensation Committee) for such services. The Company will also reimburse Mr. Hale for his travel, temporary living and related expenses incurred during the Service Period while working at the Company's corporate headquarters in Sunnyvale, California. In the event Mr. Hale were to be appointed the Company's Chief Financial Officer on a permanent basis, then Mr. Hale's compensation package would be determined at that time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Maxim Integrated Products, Inc.

By: /s/ Tunc Doluca Tunc Doluca President and Chief Executive Officer

Date: June 8, 2007